MONEY MARKET MUTUAL FUNDS
                      SECURITIES REPORTING UNDER RULE 2A-7

                               THIRD QUARTER 2002

                                 TAXABLE ISSUES

Holdings requiring board notification within 5 business days:
None

Holdings downgraded below Tier 1 but disposed of prior to 5 business days:
None

Issuers remaining Tier 1 but downgraded:
ABN Amro Bank NV
LaSalle Funding LLC
Asset Portfolio Funding
Bayerische HypoVereinsbank
Canadian Imperial Bank of Commerce
Delaware Funding
DZ Bank
J.P. Morgan Chase & Co.
John Hancock
Moat Funding
ZCM Matched Funding Corp.


                                TAX-EXEMPT ISSUES

Downgrades requiring board notification:
None

Downgrades not requiring board notification:

        MIG1 rated Letter of Credit issues:         None
        MIG1 rated non-Letter of Credit issues:     None
        Non-MIG1 issues with long-term ratings:     None